Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Les Van Dyke Director, Investor Relations (281) 492-5370
DIAMOND OFFSHORE ANNOUNCES
FOURTH QUARTER 2010 RESULTS
Houston, Texas, February 3, 2011 — Diamond Offshore Drilling, Inc. (NYSE:DO) today reported net income for the fourth quarter of 2010 of $241.7 million, or $1.74 per share on a diluted basis, compared with net income of $276.1 million, or $1.98 per share on a diluted basis, in the same period a year earlier. Revenues in the fourth quarter of 2010 were $840.9 million, compared with revenues of $890.8 million for the fourth quarter of 2009.
Results for the fourth quarter of 2010 were positively impacted by lower tax expense resulting from passage of the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 in mid-December 2010. Provisions in the legislation contributed to an effective tax rate for the Company of 22.2% for the fourth quarter of the year, compared to an effective tax rate of 30.4% for the first nine months of 2010 which did not include any impact from the legislation.
For the year ended December 31, 2010, the Company reported net income of $955.5 million, or $6.87 per share on a diluted basis, compared with net income of $1.4 billion, or $9.89 per share on a diluted basis, for the year ended December 31, 2009. Revenues for the year ended December 31, 2010 were $3.3 billion, compared with $3.6 billion for 2009.
Diamond Offshore provides contract drilling services to the energy industry and is a leader in deepwater drilling. Additional information on Diamond Offshore and access to the Company’s SEC filings is available on the Internet at www.diamondoffshore.com.
As previously announced, Diamond Offshore will provide a simulcast and rebroadcast of its fourth quarter 2010 earnings release conference call. The live broadcast of our quarterly conference call will be available online at www.diamondoffshore.com on February 3, 2010 beginning at 9:00 a.m. Central Time. The online replay will follow immediately and continue for the remainder of the calendar quarter after the original call. Please go to the web site at least 15 minutes before the broadcast to register, download and install any necessary audio software.
Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website www.diamondoffshore.com. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.
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DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues:
Contract drilling	$824,561	$872,132	$3,229,736	$3,536,579
Revenues related to reimbursable expenses	16,405	18,650	93,238	94,705

Total revenues	840,966	890,782	3,322,974	3,631,284

Operating expenses:
Contract drilling, excluding depreciation	382,535	317,025	1,391,086	1,223,771
Reimbursable expenses	15,843	18,078	91,240	93,097
Depreciation	95,912	89,468	393,177	346,446
General and administrative	16,098	14,804	66,600	62,913
Bad debt (recovery) expense	(3,843)	9,746	(9,789)	9,746
Gain on disposition of assets	(1,289)	(7,537)	(34,714)	(7,902)

Total operating expenses	505,256	441,584	1,897,600	1,728,071

Operating income	335,710	449,198	1,425,374	1,903,213

Other income (expense):
Interest income	755	852	2,909	4,497
Interest expense	(24,477)	(23,174)	(90,698)	(49,610)
Foreign currency transaction gain (loss)	1,175	(6,438)	1,369	11,483
Other, net	(2,651)	(1,467)	(2,938)	(1,152)

Income before income tax expense	310,512	418,971	1,336,016	1,868,431

Income tax expense	(68,825)	(142,907)	(380,559)	(492,212)

Net Income	$241,687	$276,064	$955,457	$1,376,219

Income per share:
Basic	$1.74	$1.99	$6.87	$9.90

Diluted	$1.74	$1.98	$6.87	$9.89

Weighted average shares outstanding:
Shares of common stock	139,027	139,019	139,026	139,007
Dilutive potential shares of common stock	11	118	44	90

Total weighted average shares outstanding	139,038	139,137	139,070	139,097

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)
(In thousands)

	Three Months Ended
	December 31,
	2010	2009

REVENUES
High Specification Floaters	$385,187	$380,792
Intermediate Semisubmersibles	396,604	394,677
Jack-ups	42,678	96,663
Other	92	—

Total Contract Drilling Revenue	$824,561	$872,132

Revenues Related to Reimbursable Expenses	$16,405	$18,650

CONTRACT DRILLING EXPENSE
High Specification Floaters	$184,263	$111,326
Intermediate Semisubmersibles	154,506	152,067
Jack-ups	40,882	48,214
Other	2,884	5,418

Total Contract Drilling Expense	$382,535	$317,025

Reimbursable Expenses	$15,843	$18,078

OPERATING INCOME
High Specification Floaters	$200,924	$269,466
Intermediate Semisubmersibles	242,098	242,610
Jack-ups	1,796	48,449
Other	(2,792)	(5,418)
Reimbursable expenses, net	562	572
Depreciation	(95,912)	(89,468)
General and administrative expense	(16,098)	(14,804)
Bad debt recovery (expense)	3,843	(9,746)
Gain on disposition of assets	1,289	7,537

Total Operating Income	$335,710	$449,198

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$464,393	$376,417

Marketable securities	612,346	400,853

Accounts receivable, net of provision for bad debts	609,606	791,023

Prepaid expenses and other	177,153	155,077

Total current assets	1,863,498	1,723,370
Drilling and other property and equipment, net of accumulated depreciation	4,283,792	4,432,052

Long-term receivable	35,361	—

Other assets	544,333	108,839

Total assets	$6,726,984	$6,264,261

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	626,288	413,475

Long-term debt	1,495,593	1,495,375

Deferred tax liability	542,258	546,024

Other liabilities	201,133	178,745

Stockholders’ equity	3,861,712	3,630,642

Total liabilities and stockholders’ equity	$6,726,984	$6,264,261

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
AVERAGE DAYRATES AND UTILIZATION

	Fourth Quarter		Third Quarter		Fourth Quarter
	2010		2010		2009
	Dayrate	Utilization	Dayrate	Utilization	Dayrate	Utilization

			(Dayrate in thousands)
High Specification Floaters	$357	79%	$364	56%	$388	81%
Intermediate Semis	$281	79%	$280	76%	$280	78%
Jack-ups	$82	43%	$82	60%	$112	63%